UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b)

OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Daktronics, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	46-0306862
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

201 Daktronics Drive

Brookings, SD  57006

(Address of principal executive office) (zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: (if applicable) Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A (Amendment No. 1) (the “Amendment”) is filed by Daktronics, Inc. (the “Company”) to amend the Registration Statement on Form 8-A filed by the Company on November 16, 2018 (the “Original Registration Statement”).

Item 1. Description of Registrant’s Securities to be Registered.

Effective on November 16, 2018, the Company’s Board of Directors (the “Board” or the “Board of Directors”)  declared a dividend of one right (a “Right”) for each of the Company’s issued and outstanding shares of common stock, no par value per share. The dividend was paid to the shareholders of record at the close of business on November 19, 2018 . Each Right entitles the holder, subject to the terms of the “Rights Agreement” (as defined below), to purchase from the Company one one-thousandth of one share of the Company’s Series A Junior Participating Preferred Stock at an initial exercise price of $25.00 per Right, subject to certain adjustments. The description and terms of the Rights are set forth in the Rights Agreement dated as of November 16, 2018 (the “Original Rights Agreement”) between the Company and Equiniti Trust Company, as rights agent (the “Rights Agent”).

Effective on November 19, 2021, the Board approved a First Amendment to Rights Agreement, dated as of November 19, 2021 (the "First Amendment "). The First Amendment amends the Original Rights Agreements to extend the expiration date of the Rights from the close of business on November 19, 2021 to the close of business on November 19, 2024.  The Rights, which are not exercisable until the "Distribution Date" (as that term is defined in the Original Rights Agreement) will expire at (i) the close of business on November 19, 2024; (ii) the time at which the Rights are redeemed under the Original Rights Agreement, as amended by the First Amendment (collectively, the "Rights Agreement"); (iii) the time at which the Rights are exchanged under the Rights Agreement; and (iv) the time at which the Rights are terminated upon the closing of any merger or other acquisition transaction involving the Company and a person pursuant to a merger or other acquisition agreement that has been approved by the Board of Directors of the Company before such person has become an "Acquiring Person" (as that term is defined in the Rights Agreement).  The First Amendment also amends the initial exercise price of $25.00 per Right set forth in the Original Rights Agreement to $20.00 per Right.  In all other respects, the Original Rights Agreement remains in full force and effect.

The foregoing description of the terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Agreement, which is incorporated by reference as Exhibit 4.1 to this Amendment, and by reference to the full text of the First Amendment, a copy of which is filed as Exhibit 4.2 to this Amendment and incorporated herein by reference.  In addition, the description of the Original Rights Agreement set forth in Item 1 of the Original Registration Statement is incorporated into this Item 1 by reference.

Item 2. Exhibits.

The exhibits identified in the attached Exhibit Index are filed as part of this Amendment.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DAKTRONICS, INC.

Date: November 19, 2021	By: /s/ Sheila M. Anderson
Sheila M. Anderson Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of Daktronics, Inc. dated November 16, 2018 (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018)
4.1	Rights Agreement dated as of November 16, 2018 between Daktronics, Inc. and Equiniti Trust Company as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Daktronics, Inc. filed on November 16, 2018)
4.2	First Amendment to Rights Agreement, dated as of November 19, 2021, between Daktronics, Inc. and Equiniti Trust Company, as Rights Agent.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)